As Filed with the Securities and Exchange Commission on November 4, 2002

INVESTMENT COMPANY ACT FILE NO. 811-21201

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 |X|
AMENDMENT NO. 2 |X|

UBS PW TECHNOLOGY PARTNERS, L.L.C.
(Exact Name of Registrant as Specified in its Charter)

1285 Avenue of the Americas
New York, New York 10019-6028
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (212) 713-9036

MARK D. GOLDSTEIN, ESQ.
c/o UBS PaineWebber Inc.
1285 Avenue of the Americas
New York, New York 10019-6028
(Name and Address of Agent for Service)

COPY TO:

Stuart H. Coleman, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interests in the Registrant.

Explanatory Note

This filing incorporates by reference Parts A, B and C of the Fund's Registration Statement filed on Form N-2 on September 13, 2002.

UBS TECHNOLOGY PARTNERS, L.L.C.
Supplement to Confidential Memorandum Dated October 2002

The information set forth below supplements the Confidential Memorandum dated October 2002 of UBS PW Technology Partners, L.L.C. (the “Fund”). Prospective investors are urged to read the Fund’s Confidential Memorandum carefully, which is provided together with (or has preceded) this Supplement. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Confidential Memorandum.

The Fund

The Fund is the successor by merger to PW Technology Partners, L.P. (“Tech LP”), which commenced investment operations in 1999. The Fund completed its merger with Tech LP on October 15, 2002.

Financial Statements

On August 23, 2002, Tech LP filed with the Securities and Exchange Commission its financial statements on Form N-30D for the six months ended June 30, 2002. These financial statements are incorporated herein by reference. A copy of these financial statements will be furnished upon request, without charge, by contacting the Fund at 1285 Avenue of the Americas, New York, New York 10019 or by calling (800) 486-2608.

Management Policies

Under normal circumstances, the Fund will invest at least 80% of its assets in Investment Funds that are expected to invest at least 80% of their assets in companies in the technology sector. Investors will receive 60 days’ notice of a change in this policy.

Certain Board Considerations

In evaluating the Fund’s investment advisory arrangements, the Independent Directors were advised by independent counsel and discussed, among other matters, information regarding the Adviser, its affiliates and its personnel, its advisory and other services to the Fund, the Fund’s proposed operations, and Tech LP’s operations and financial condition. The Independent Directors also reviewed, among other things, the services to be provided by the Adviser and those previously provided to Tech LP, the proposed compensation to be paid to the Adviser, including the differing incentive allocations applicable to Fund investors, the persons providing services to the Fund, the historical quality of the Adviser’s services, the performance of Tech LP and comparative fees and expense ratios of investment companies with similar objectives and strategies. The Board concluded that the Adviser had provided satisfactory services to Tech LP, for appropriate compensation, and that the Adviser had adequate staffing and resources to provide the services to the Fund. With respect to the differing incentive allocations, the Board considered a number of factors in determining that two incentive allocations were appropriate. The Adviser reviewed with the Independent Directors (who also serve in that capacity for Tech LP) the fact that the Tech LP compensation arrangement was determined at a time when circumstances dictated a certain incentive allocation structure, but that such an incentive allocation was not commercially appropriate for the Adviser at this time. The Independent Directors then considered the alternative of operating two parallel funds with differing incentive allocations. The Independent Directors considered the possible lower expense ratio that could result from a single, possibly larger fund, the possibility that a larger asset base might result in exposure to a larger number of Investment Funds and the fact that the Adviser believed that the merger of Tech LP into the Fund would not materially adversely affect the rights, privileges or obligations of investors. Because of the anticipated benefits and no apparent detriments to having differing incentive allocations in one Fund, the Independent Directors determined that it was in the interest of all shareholders to operate one fund with two incentive allocations. After considering all of the above, the Independent Directors concluded that approval of the investment advisory arrangements was in the best interest of the Fund and its investors.

Additional Information

For most recent information regarding the Fund, please call Client Services at (800) 486-2608.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 4th day of November, 2002.

UBS PW TECHNOLOGY PARTNERS, L.L.C. By: PW Fund Advisor, L.L.C. Managing Member By: /S/ MITCHELL A. TANZMAN Name: Mitchell A. Tanzman Title: Authorized Representative